UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 27, 2018

ASCENT CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34176	26-2735737
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5251 DTC Parkway, Suite 1000

Greenwood Village, Colorado 80111

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 628-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.  Regulation FD.

Ascent Convertible Noteholder Action

On August 27, 2018, holders purporting to own approximately 68% (the “Plaintiffs”) of Ascent Capital Group Inc.’s (“Ascent”) 4.00% Convertible Senior Notes due 2020 (the “Notes”) filed a complaint in the Court of Chancery in the State of Delaware (the “Complaint”) against Ascent and each of its directors and executive officers. The Complaint alleges that Ascent is planning a transaction that is similar to the proposed transactions described in the Form 8-K filed by Ascent with the SEC on August 17, 2018. The Complaint further alleges that the proposed transactions would be detrimental to Ascent and, if consummated, would result in Ascent becoming insolvent, which the Plaintiffs further allege would (i) result in a breach of fiduciary duty to the holders of the Notes and (ii) constitute a constructive or intentional fraudulent transfer by removing assets of Ascent necessary for the repayment of the Notes (a fraudulent conveyance). The Complaint also alleges that Ascent’s directors breached their fiduciary duties in connection with the proposed transactions and seeks a declaratory judgment that approval of the proposed transactions would constitute a breach of fiduciary duty. In light of the Complaint, the Plaintiffs may further seek to enjoin Ascent from utilizing its assets to facilitate such proposed transactions.  Ascent believes that the claims in the Complaint are meritless, and Ascent intends to vigorously defend against this action.  However, the Complaint could be amended, or similar claims could be brought, challenging this transaction, and we cannot assure you that such claims will be unsuccessful.

This Item 7.01 is being furnished to the Securities and Exchange Commission in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed “filed” for any purpose.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2018

ASCENT CAPITAL GROUP, INC.

By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Chief Executive Officer, General Counsel and Secretary